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MAIN STREET TRUST, INC.
100 West University Avenue
Champaign, Illinois
(217) 351-6500

Offer to Purchase for Cash

Up to 1,200,000 Shares of its
Common Stock, Par Value $0.01 Per Share

At a Purchase Price of $23.00 Per Share

THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL
RIGHTS EXPIRE AT 5:00 P.M., CHAMPAIGN, ILLINOIS TIME, ON
MAY 31, 2002 UNLESS THE OFFER TO PURCHASE IS EXTENDED

        Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager/Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase, and such copies will be furnished promptly at Main Street Trust's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning this offer.

        No person has been authorized to make any recommendation on behalf of Main Street Trust as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained herein or in the related letter of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by Main Street Trust.

The Dealer Manager and Information Agent for this Offer is:

KEEFE, BRUYETTE & WOODS, INC.

The date of this offer is April 23, 2002

i

Summary Term Sheet

        Main Street Trust is inviting you to sell shares of your common stock back to Main Street Trust for cash. Set forth below is a summary of the most material terms of our offer. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of our offer. We have included section references to direct you to a more complete description of the topics in this summary.

  •
  Main Street Trust is offering to purchase up to 1,200,000 shares of our outstanding common stock, or approximately 10.7% of our outstanding common stock. We reserve the right to purchase additional shares up to 2% of the outstanding shares of common stock, subject to applicable legal requirements. See "Number of Shares; Priority of Purchases; Odd Lots; Proration" beginning on page 2 in this offer to purchase.

  •
  Main Street Trust will purchase these shares at a price of $23.00 per share. See "Number of Shares; Priority of Purchases; Odd Lots; Proration" beginning on page 2 in this offer to purchase.

  •
  You must determine whether to sell stock and how much stock you are willing to sell. See "Number of Shares; Priority of Purchases; Odd Lots; Proration" beginning on page 2 and "Purchase of Shares and Payment of the Purchase Price" beginning on page 11 of this offer to purchase.

  •
  On April 16, 2002, the closing price for our shares on the Over-the-Counter Bulletin Board was $18.90 per share. We encourage you to obtain current market quotations for Main Street Trust common stock. See "Share, Trading Price and Dividend Information" beginning on page 15 of this offer to purchase.

  •
  All of the shares that you tender in our offer may not be purchased. If more than 1,200,000 shares are tendered, we will first purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares, and will then purchase shares from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in "Conditional Tender of Shares" beginning on page 12 of this offer to purchase. See "Number of Shares; Priority of Purchases; Odd Lots; Proration" beginning on page 2 of this offer to purchase.

  •
  Our offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to other conditions. See "Certain Conditions of the Offer" beginning on page 13 of this offer to purchase.

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  If you hold physical certificates representing your shares and wish to tender your shares, you must deliver them, together with a completed letter of transmittal, to the depositary prior to expiration of the offer. If your shares are held in street name by a broker, dealer, bank, trust company or other nominee, you must instruct the nominee to tender your shares. See "Procedure for Tendering Shares" beginning on page 5 of this offer to purchase.

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  The offer is scheduled to expire on May 31, 2002, at 5:00 p.m., Champaign, Illinois time, but we may choose to extend it at any time. See "Cancellation, Extension, Termination and Amendment" beginning on page 28 of this offer to purchase.

  •
  If our offer is extended, we will make a public announcement before 9:00 a.m., Champaign, Illinois time, on the first business day after the offer was scheduled to expire. See "Cancellation, Extension, Termination and Amendment" beginning on page 28 of this offer to purchase.

  •
  If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires, which is currently scheduled to be May 31, 2002. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after June 19, 2002. See "Withdrawal Rights" beginning on page 10 of this offer to purchase.

  •
  To properly withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the last page of this document. The information required and the method of notification differs, depending on whether you hold your shares directly or through a broker or other nominee. See "Withdrawal Rights" beginning on page 10 of this offer to purchase.

  •
  We expect to announce final results on any proration within seven trading days following the expiration date. See "Purchase of Shares and Payment of the Purchase Price" beginning on page 11 of this offer to purchase.

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  We are making this offer because we believe that, given the current market price of the shares, the purchase of the shares of common stock on the terms and conditions outlined in this offer to purchase is an attractive investment for Main Street Trust. This offer will provide liquidity to our shareholders by giving them an opportunity to sell all or part of their investment in our shares on potentially more favorable terms than would otherwise be available. See "Purpose of the Offer; Certain Effects of the Offer" beginning on page 8 of this offer to purchase.

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  Shareholders who choose not to tender their shares will realize a proportionate increase in their relative equity interest in Main Street Trust and in our future earnings and assets. Our purchase of shares in the offer will reduce the number of shares owned by outside shareholders and available for trading in the securities markets. This could result in lower stock prices or reduced liquidity in the trading market for common stock in the future. See "Purpose of the Offer; Certain Effects of the Offer" beginning on page 8 of this offer to purchase.

  •
  If you are a registered shareholder and tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. Except as otherwise set forth in the letter of transmittal, Main Street Trust will pay the transfer taxes on the purchase of shares pursuant to this offer. See "Purchase of Shares and Payment of the Purchase Price" beginning on page 11 of this offer to purchase.

  •
  Generally, you will be expected to recognize gain or loss on any tendered shares equal to the difference between the cash paid to you by Main Street Trust and your basis. See "Material Federal Income Tax Consequences" beginning on page 24 of this offer to purchase.

Section 1.    Number of Shares; Priority of Purchases; Odd Lots; Proration

General

        On the terms and subject to the conditions of our offer, as set forth in this document and the related letter of transmittal, we are offering to purchase up to 1,200,000 shares of our common stock for a purchase price of $23.00 per share, net to the seller in cash, without interest. Shares properly tendered and not withdrawn will be purchased at the purchase price upon the terms and subject to the conditions of our offer, including the odd lot, proration and conditional tender provisions described below.

        The term "expiration date" means 5:00 p.m., Champaign, Illinois time, on May 31, 2002, unless and until we, in our sole discretion, extend the period of time for which our offer will remain open by giving oral or written notice to BankIllinois, the depositary for our offer. If our offer is extended, we will make a public announcement before 9:00 a.m., Champaign, Illinois time, on the first business day after the offer was scheduled to expire. If extended by us, the term "expiration date" means the latest time and date at which our offer, as extended, expires. See Section 16. All shares tendered and not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

        Subject to Section 16, in accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. This offer is not conditioned on any minimum number of shares being tendered. This offer is, however, subject to certain other conditions. See Section 7.

        All shares purchased pursuant to this offer will be purchased at the purchase price. All shares not purchased pursuant to this offer, including shares not purchased because of pro ration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering shareholders at our expense as promptly as practicable following the expiration date.

        Tendering shareholders will not be obligated to pay any charges or expenses of BankIllinois, the depositary for our offer, or any brokerage commissions. Except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by Main Street Trust.

        This document, the related letter of transmittal, and the notice of guaranteed delivery will be mailed to record holders of shares of our common stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our common stock.

Priority of Purchases

        Upon the terms and subject to the conditions of our offer, if 1,200,000 or fewer shares are properly tendered and not properly withdrawn on or prior to the expiration date, we will purchase all properly tendered shares at the purchase price.

        Upon the terms and subject to the conditions of our offer, if more than 1,200,000 shares are validly tendered and not withdrawn on or prior to the expiration date, we will purchase validly tendered shares in the following order of priority:

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  First, we will purchase shares properly tendered and not properly withdrawn on or prior to the expiration date by or on behalf of any shareholder who owns, beneficially or of record, as of the expiration date, a total of fewer than 100 shares and who validly tenders all of such shares and completes the box captioned "Odd Lots" on the Letter of Transmittal, and, if applicable, in the notice of guaranteed delivery. Partial and conditional tenders will not qualify for this preference.

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  Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase shares from all other shareholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

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  Finally, if necessary to permit us to purchase 1,200,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

If we elect to purchase additional shares, which we may in an amount up to 2% of the outstanding shares of common stock, we will purchase the additional shares in the same order of priority described above.

Odd Lots

        All shares validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any shareholder who owns, beneficially or of record, as of the expiration date, a total of fewer than 100 shares, will be accepted for purchase before proration, if any, of other tendered shares. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial or record holders of 100 or more shares, even if the holders have separate stock certificates for fewer than 100 shares. By accepting this offer, a shareholder owning beneficially or of record fewer than 100 shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange. Any shareholder wishing to tender all of his or her shares pursuant to this section should complete the box captioned "Odd Lots" on the letter of transmittal.

        As of April 16, 2002, there were approximately 746 holders of record of shares. Approximately 55 of these holders of record held individually fewer than 100 shares and held in the aggregate approximately 1,875 shares. Because of the large number of shares held in the names of brokers and nominees, we are unable to estimate the number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own.

Proration

        If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders, other than odd lot holders, subject to the conditional tender provisions described in Section 6. This ratio will be applied to shareholders tendering shares to determine the number of shares, rounded up to the nearest whole share, that will be purchased from each shareholder pursuant to our offer.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 2, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the dealer manager/information agent, and may be able to obtain this information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

Section 2.    Procedure for Tendering Shares

        To tender shares pursuant to our offer, either (1) or (2) below must occur:

  (1)
  A properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth on the back cover of this offer to purchase and either (i) certificates for the shares to be tendered must be received by the depositary at such address or (ii) the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the depositary, in each case on or prior to the expiration date.

  (2)
  You must comply with the guaranteed delivery procedure set forth below.

        In cases where shares are tendered by a registered holder of Main Street Trust common stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" beginning on the letter of transmittal, all signatures on the letters of transmittal must be guaranteed by an "eligible institution." An "eligible institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. If the certificates are registered in the name of a person other than the signer of the letter of transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

        A tender of shares pursuant to the procedures described in this Section will constitute a binding agreement between the tendering shareholder and Main Street Trust upon the terms and subject to the conditions of our offer.

        The method of delivering all documents, including certificates for shares, the letter of transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

        All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us or the book-entry transfer facility. Any documents delivered to us or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

        The depositary will establish an account with respect to the shares at the trust department of BankIllinois, referred to in this document as "the depositary," for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in the depositary's system may make book-entry delivery of shares by causing the depositary to transfer such shares into the depositary's account in accordance with the depositary's procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at the depositary, either (1) or (2) below must occur for a valid tender:

  (1)
  A properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover of this offer on or prior to the expiration date.

  (2)
  You must comply with the guaranteed delivery procedures set forth below.

        Delivery of the letter of transmittal (or other required documentation) to the depositary does not constitute delivery to the depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

        If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

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  the tender is made by or through an eligible institution;

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  the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, with signatures guaranteed by an eligible institution; and

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  the depositary receives, within three OTC Bulletin Board trading days after the date of its receipt of the notice of guaranteed delivery,

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  the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above,

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  a properly completed and duly executed letter of transmittal or facsimile of it, or an agent's message in the case of a book-entry transfer, and

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  any other documents required by the letter of transmittal.

        In any event, the exchange of the purchase price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the letter of transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

Procedure for Shares Held By Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the depositary by the expiration date of our offer.

        If you hold any shares under the Main Street Trust, Inc. Profit Sharing Plan and you wish to tender shares you hold under the plan, you must mail or deliver the letter of transmittal and any other required documents to BankIllinois, the trustee of the plan with respect to the shares held under the plan. You should return the letter of transmittal to the trustee in sufficient time to permit the trustee to forward your tender documents to the depositary prior to the expiration date of our offer. If you hold any shares in addition to shares you hold under the Main Street Trust, Inc. Profit Sharing Plan and you wish to tender the additional shares as well, you should follow the procedures set forth elsewhere in this document and the related letter of transmittal with respect to the tender of the additional shares.

Your Representations and Warranties; Our Acceptance Constitutes an Agreement

        It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering:

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  has a "net long position" equal to or greater than the amount of (x) shares tendered or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

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  will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

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  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4, and

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  the tender of shares complies with Rule 14e-4.

        Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

Federal Backup Withholding Tax

        Under the United States federal backup withholding tax rules, 30% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

        Certain shareholders (including, among others, all corporations and certain foreign shareholders in addition to foreign corporations) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an Internal Revenue Service Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 9 of the letter of transmittal.

        To prevent federal backup withholding tax equal to 30% of the gross payments made to shareholders for shares purchased under our offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the depositary with the shareholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal.

        Each shareholder is urged to consult with his or her own tax advisor regarding his, her or its qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

        For a discussion of United States federal income tax consequences to tendering shareholders, See Section 13.

Lost or Destroyed Certificates

        If your certificate(s) for part or all of your shares have been lost, stolen, misplaced or destroyed, indicate that fact on the letter of transmittal, which should then be delivered to the depositary after being otherwise properly completed and duly executed. In addition, you must complete the box captioned "Affidavit For Lost Stock Certificate(s)" on the letter of transmittal. In such event, the depositary will forward additional documentation necessary to be completed in order to effectively replace the lost or destroyed certificate(s). See Instruction 6 of the letter of transmittal.

Section 3.    Purpose of the Offer; Certain Effects of the Offer

        From February 1, 2002 to April 16, 2002, we have repurchased approximately 32,658 shares of our common stock in privately negotiated and open market transactions. On March 19, 2002 our board of directors approved this offer.

Purpose of the Offer

        We are making this offer because our board of directors believes that, given our business, assets and prospects and the current market price of the shares, the purchase of the shares pursuant to the offer is an attractive investment for Main Street Trust. We have sufficient resources, in available cash and dividends we will receive from our subsidiaries, to fund the amount required to purchase shares under the offer and pay related expenses.

        Our current capital base exceeds all applicable regulatory standards and the amount of capital needed to support the banking business. After evaluating a variety of alternatives to utilize more effectively our capital base and to attempt to maximize shareholder value, our management and board of directors believe that the purchase of shares pursuant to this offer is a positive action that is intended to accomplish the desired objectives. Other actions previously employed, including periodic open market purchases of shares and quarterly cash dividends, have enhanced shareholder value, but capital remains at high levels, and this affects our ability to produce desired returns for shareholders.

        In addition, we believe the offer may be attractive from the perspective of our shareholders, for the following reasons:

  •
  The offer provides shareholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares pursuant to the offer for cash without the usual transaction costs associated with market sales.

  •
  Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to Main Street Trust, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

  •
  The offer also may give shareholders liquidity by giving them the opportunity to sell their shares at the purchase price, which may be greater than market prices prevailing immediately prior to the announcement of the offer.

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  To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

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  The offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Main Street Trust. Shareholders who determine not to accept the offer will increase their proportionate interest in Main Street Trust's equity, and thus in Main Street Trust's future earnings and assets, subject to Main Street Trust's right to issue additional shares and other equity securities in the future.

        The offer also presents some potential risks and disadvantages to Main Street Trust and our continuing shareholders.

  •
  The offer will result in a decrease in the amount of cash and investments held by Main Street Trust. However, after completion of the offer, we expect to continue to maintain adequate capital in line with government regulations for a "well capitalized" financial institution. See Section 9.

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  The offer will reduce the "public float" (the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for common stock in the future.

        We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Future purchases by us may be on the same terms or on terms that are more or less favorable to our shareholders than the terms of this offer. Rule 13e-4 promulgated under the Securities Exchange Act of 1934 prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date. Any possible future purchases by us will depend on many factors, including market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

        Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest in Main Street Trust (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender the condition for which was not satisfied) will continue to be shareholders of Main Street Trust with the attendant risks and rewards associated with owning the equity securities of Main Street Trust.

        Our board of directors has approved this offer. However, neither we nor our board of directors, nor the dealer manager/information agent makes any recommendation as to whether a shareholder should tender or refrain from tendering his or her shares, and neither we nor our board of directors has authorized any person to make any such recommendation. Shareholders are urged to evaluate carefully all information contained in this offer, consult their own investment and tax advisors and make their own decision whether to tender shares and, if so, how many shares to tender. Directors, officers and affiliates of Main Street Trust have indicated to us that they do not intend to tender shares pursuant this offer. Section 10 provides information about their current share ownership.

Use of Shares Acquired

        The shares we purchase pursuant to this offer will be restored to the status of authorized and unissued shares, or will become treasury stock and will be available for issuance by Main Street Trust in the future without further shareholder action, except as may be required by applicable law or the rules applicable to companies with shares quoted on the OTC Bulletin Board or any other securities exchange on which the shares may be listed, for purposes including the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans. We currently have no plans for the issuance of shares purchased pursuant to our offer.

Section 4.    Withdrawal Rights

        Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the expiration date. Thereafter, tenders are irrevocable, except that, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after June 19, 2002. If Main Street Trust extends the period of time during which the offer is open, is delayed in purchasing shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to Main Street Trust's rights under the offer, the depositary may, on behalf of Main Street Trust, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

Withdrawal of Shares Held in Physical Form

        For a withdrawal to be effective, a holder of shares held in physical form must provide a written, transmission notice of withdrawal to the depositary at its address set forth on the back cover of this offer before the expiration date, which notice may be by facsimile and must contain: (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing shares; (D) the signature of such shareholder executed in the same manner as the original signature on the letter of transmittal including a signature guarantee by an eligible institution (i.e., a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934) unless the shares have been tendered for the account of any eligible institution; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to Main Street Trust that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares with the Book-Entry Transfer Facility

        For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must (i) call his or her broker and instruct such broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (ii) instruct the broker to provide a written, transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal may be by facsimile and must contain:

  •
  the name of the person who tendered the shares;

  •
  a description of the shares to be withdrawn; and

  •
  if the shares are held by a new beneficial owner, evidence satisfactory to Main Street Trust that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

        Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 3 at any time prior to the expiration date.

Section 5.    Purchase of Shares and Payment of the Purchase Price

Acceptance

        Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will, subject to the proration and conditional tender provisions of our offer, accept for payment, pay for, and purchase shares properly tendered and not properly withdrawn. The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if, and when we give oral or written notice to the depositary of our acceptance of the tenders of such shares.

        In the event of proration, we will determine the pro ration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any such pro ration until approximately seven to ten OTC Bulletin Board trading days after the expiration date.

Depositary

        We will pay for shares that we have purchased in the offer by depositing the aggregate purchase price with the depositary. Delivery of the aggregate purchase price in exchange for shares pursuant to our offer will be made by the depositary by check as soon as practicable after receipt of our notice of acceptance. The depositary will act as agent for tendering shareholders for the purpose of receiving the purchase price from us and remitting the same to tendering shareholders. Under no circumstances will we pay interest by reason of any delay in making such payment. In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such shares (or of a timely confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility), a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery, an agent's message, and any other required documents.

        We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to our offer. However, payment of the purchase price to any person other than the registered holder or registration in the name of any person other than the registered holder of any shares delivered, whether in certificated form or by book entry, but not tendered or purchased, may result in additional stock transfer taxes. Moreover, additional stock transfer taxes may also result if tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity. The amount of any additional stock transfer taxes, whether imposed on the registered holder or otherwise, payable on account of the transfer to such person, will be deducted from the purchase price unless satisfactory evidence of the payment of the additional taxes, or exemption therefrom, is submitted. See Instruction 6 to the letter of transmittal.

        Any tendering shareholder or other payee who fails to complete fully, sign, and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to federal income backup withholding tax of 30% of the gross proceeds paid to the shareholder or other payee under our offer. See Section 2. Also see Section 13 regarding additional United States federal income tax consequences.

Return of Certificates

        If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for the unpurchased shares will be returned to the tendering shareholder by the depositary as soon as practicable following consummation, cancellation, or termination of our offer.

Section 6.    Conditional Tender of Shares

        Under the circumstances described above in Section 1, we may prorate the number of shares purchased pursuant to our offer. Shareholders may wish to tender their shares, but only on the condition that all or some other minimum number of their shares are purchased. In addition, as discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender and how many shares to tender. The conditional tender alternative allows a shareholder to tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal—which may be all of the shares tendered—must be purchased if any of the shareholder's tendered shares are purchased. The conditional tender alternative is made available so that a shareholder may: (i) know with certainty the number of his shares, if any, that will be purchased pursuant to our offer (provided his shares are properly tendered and the condition of his tender is otherwise satisfied); or (ii) seek to structure the purchase of shares pursuant to our offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Each shareholder is urged to consult with his or her own tax advisor.

        If you wish to make a conditional tender you must indicate so in the box captioned "Conditional Tenders" in the letter of transmittal or, if applicable, in the notice of guaranteed delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,200,000 shares have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,200,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,200,000 shares. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the expiration date at our expense.

Section 7.    Certain Conditions of the Offer

Offer Subject to Conditions

        Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered, and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

Avoidance of Rule 13e-3 Transaction Condition

        Main Street Trust may amend or terminate the offer, and will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities and Exchange Commission, that is,

  •
  if our purchase of shares pursuant to this offer would result in our common stock being held of record by fewer than 300 persons; or

  •
  if our purchase of shares pursuant to this offer would result in our common stock no longer being authorized for trading on the OTC Bulletin Board.

        As of April 16, 2002, there were approximately 746 record holders of our shares.

        This condition is a nonwaivable condition to our offer.

No Legal Prohibition Condition

        Main Street Trust will not be obligated to close the offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer or, in Main Street Trust's reasonable judgment, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of Main Street Trust and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Main Street Trust or any of our subsidiaries or materially impair this offer's contemplated benefits to us. As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to Main Street Trust's knowledge has any of the foregoing been threatened. However, we can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, this condition is a nonwaivable condition to our offer.

Material Adverse Change Condition

        Main Street Trust will not be obligated to close our offer if, after the date of this document, any of the following has occurred:

  •
  the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

  •
  any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

  •
  the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

  •
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of Main Street Trust might materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any significant decrease in the market price of the shares of Main Street Trust or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of Main Street Trust a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Main Street Trust and its subsidiaries, taken as a whole, or on the trading in the shares;

  •
  in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

  •
  any decline in the Dow Jones Industrial Average, the S&P 500 Composite Index, the American Stock Exchange Composite Index or the Nasdaq Bank Index by an amount in excess of 10% measured from the close of business on April 23, 2002; or

  •
  any change in the business, condition (financial or otherwise), income, operations or prospects of Main Street Trust and its subsidiaries, taken as a whole which, in the sole judgment of Main Street Trust, is or may be materially adverse to Main Street Trust and its subsidiaries taken as a whole. Main Street Trust is not aware of any of these events having occurred other than those events in connection with or following September 11, 2001. In any event, Main Street Trust reserves the right (but is not obligated), subject to the rules and regulations of the Securities and Exchange Commission, to waive this condition, in whole or in part, on or before the expiration date.

No Competing Offer Condition

        Main Street Trust will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger, acquisition proposal or other business combination for Main Street Trust has been proposed, announced or made by another person or Main Street Trust has learned that:

  •
  any person or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission on the date of this document); or

  •
  any such person or group that on or prior to the date of this document had filed such a Schedule with the Securities and Exchange Commission thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

  •
  any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire Main Street Trust or any of the shares. Main Street Trust is not aware of any such event having occurred. In any event, Main Street Trust reserves the right (but is not obligated), subject to the rules and regulations of the Securities and Exchange Commission, to waive this condition, in whole or in part, prior to the expiration date.

Effect of Failing to Satisfy Conditions

        If any of the conditions have not been satisfied or, if waivable, waived by the expiration date, we may elect either to: (i) extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (ii) waive the conditions (other than the condition regarding going private and the condition regarding no legal prohibitions), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or (iii) terminate our offer and purchase none of the shares and return all tendered shares. Main Street Trust will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

Section 8.    Share, Trading Price and Dividend Information

Shares Outstanding

        As of April 16, 2002, we had outstanding 11,192,040 shares of common stock, $0.01 par value. The 1,200,000 shares of common stock that we are offering to purchase represent approximately 10.7% of our issued and outstanding common stock as of April 16, 2002. Assuming that we purchase all 1,200,000 shares of common stock that we are offering to purchase, the number of our issued and outstanding shares of common stock would be reduced to 9,992,040 shares immediately after the offer.

Share Prices

        Our common stock is quoted on the OTC Bulletin Board under the symbol "MSTI." The following table shows, for the periods indicated, the cash dividends paid per share on the common stock, as well as the range of prices per share of our common stock in the over-the-counter market, as reported to us by the brokers known to us to regularly follow the market for the common stock. Other private transactions may have occured during the periods indicated of which we have no knowledge. The following prices represent inter-dealer prices without retail markups, markdowns, or commissions, and have not been adjusted to reflect the stock dividends paid in 2000 and 2001, described below.

Year Quarter	Quarterly Dividends	Low	High
2002
2nd Quarter*	$0.13	$18.70	$19.25
1st Quarter	$0.13	$17.85	$18.95
2001
4th Quarter	$0.11	$17.55	$18.70
3rd Quarter	$0.11	$17.50	$19.25
2nd Quarter	$0.11	$18.33	$19.25
1st Quarter	$0.00	$16.63	$18.88
2000
4th Quarter	$0.10	$16.50	$17.62
3rd Quarter	$0.10	$16.87	$19.28
2nd Quarter	$0.10	$19.04	$20.95

* April 1 through April 16

        During the first quarter of 2002, we declared a $0.13 per share cash dividend, which was paid on April 3, 2002.

        On April 16, 2002, a date close to the date of this document, the last per share sale price of Main Street Trust common stock as reported on the OTC Bulletin Board was $18.90. We urge you to obtain current quotations of the market price of our common stock.

Stock Dividends

        Main Street Trust paid a one-for-twenty, or five percent, common stock dividend on September, 21, 2001. A five percent common stock dividend was also paid in the third quarter of 2000.

Section 9.    Information about Main Street Trust

General

        Main Street Trust is an Illinois corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended. We were incorporated on August 12, 1999, and on March 23, 2000 we acquired all of the outstanding stock of our current subsidiaries, BankIllinois, First National Bank of Decatur, First Trust Bank of Shelbyville and FirsTech, Inc., following the merger of BankIllinois Financial Corporation and First Decatur Bancshares, Inc. We are planning to merge First Trust Bank of Shelbyville with and into BankIllinois in the second quarter of 2002, subject to regulatory approval.

        As a financial holding company, we are permitted to engage in, or own shares in companies engaged in, a range of nonbanking activities, including securities and insurance activities and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any financial activity or complementary to any financial activity and does not pose a substantial risk to the safety or soundness of our depository institutions or the financial system generally.

        We conduct the business of banking and offer trust services through BankIllinois, First National Bank of Decatur and First Trust Bank of Shelbyville, our banking subsidiaries. We also conduct retail payment processing through FirsTech, Inc., our remittance processing subsidiary. As of December 31, 2001, we had consolidated total assets of $1.152 billion, shareholders' equity of $136.0 million and trust assets under administration of approximately $1.386 billion. Substantially all of our income is currently derived from dividends received from our subsidiaries. The amount of these dividends is directly related to the earnings of our subsidiaries and is subject to various regulatory restrictions.

        Our banking subsidiaries conduct a general banking business embracing most of the services, both consumer and commercial, which banks may lawfully provide, including the following principal services: the acceptance of deposits to demand, savings and time accounts and the servicing of such accounts; commercial, consumer and real estate lending, including installment loans and personal lines of credit; safe deposit operations; and additional services tailored to the needs of individual customers, such as the sale of traveler's checks, cashier's checks, and other specialized services. We offer personalized financial planning services through the PrimeVest Investment Center at BankIllinois and through Raymond James at First National Bank of Decatur and First Trust Bank of Shelbyville, which services include a broad spectrum of investment products, including stocks, bonds, mutual funds and tax advantaged investments. In addition, the trust and investments division offers a wide range of services such as investment management, acting as trustee, serving as guardian, executor or agent and miscellaneous consulting.

        Commercial lending at our banking subsidiaries covers such categories as agriculture, manufacturing, capital, inventory, construction, real estate development, and commercial mortgages. Commercial lending, particularly loans to small and medium sized businesses, accounts for a major portion of their loan portfolios. The banking subsidiaries' retail banking divisions make loans to consumers for various purposes, including home equity and automobile loans. The consumer mortgage loan departments, which are part of the retail banking divisions, specialize in real estate loans to individuals. The banking subsidiaries of Main Street Trust also purchase installment obligations from retailers, primarily without recourse.

        Our banking subsidiaries, whose primary service area is central Illinois, derive their income principally from interest and fees on loans and investments and service fees. Their principal expenses are interest paid on deposits and general operating expenses.

Lending Activities

        Main Street Trust's primary source of revenue is interest revenue from lending activities. Our loan portfolio totaled approximately $691.1 million at December 31, 2001, representing 60% of total assets at that date. At that date, the loan portfolio included approximately $246.0 million of commercial, financial and agricultural loans, $325.5 million of real estate loans and $119.6 million of installment and consumer loans.

Remittance Services

        Our subsidiary FirsTech, Inc. provides the following services to electric, water and gas utilities, telecommunication companies, cable television firms and charitable organizations: retail lockbox processing of payments delivered by mail to the biller; processing of payments delivered by customers to pay agents such as grocery stores, convenience stores and currency exchanges; and concentration of payments delivered by the Automated Clearing House network, money management software such as Quicken and through networks such as a Visa e-Pay and Mastercard RPS. For the years ended

December 31, 2001, 2000 and 1999, FirsTech, Inc. accounted for $7,678,000 (9%), $7,571,000 (8%), and $8,824,000 (10%), respectively, of our consolidated total revenues and accounted for $2,113,000 (9%), $1,722,000 (9%), and $1,256,000 (7%), respectively, of our consolidated income before income tax.

        FirsTech, Inc. also provides retail lockbox processing for organizations and processes payments delivered by customers to paying agents. Many businesses and merchants such as grocery stores and convenience stores located throughout the United States serve as agents of utilities in collecting customer payments.

Certain Financial Information

        The following unaudited historical consolidated financial statements have been derived from the consolidated financial statements of Main Street Trust. The data should be read in conjunction with the consolidated financial statements and notes thereto included in Main Street Trust's Annual Report on Form 10-K for the year ended December 31, 2001. Copies of this report may be obtained as described in Section 18 of this offer.

MAIN STREET TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2001
(in thousands, except share data)
ASSETS
Cash and due from banks	$87,895
Federal funds sold and interest bearing deposits	7,484

Cash and cash equivalents	95,379

Investments in debt and equity securities:
Available-for-sale, at fair value	266,496
Held-to-maturity, at cost (fair value of $64,727)	63,818
Other equity securities	5,108

Total investments in debt and equity securities	335,422

Loans, net of allowance for loan losses of $9,259	673,061
Mortgage loans held for sale	8,775
Premises and equipment	19,259
Accrued interest receivable	8.890
Other assets	10,725

Total assets	$1,151,511

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand, non-interest bearing	$133,406
Demand, interest bearing	111,241
Savings	267,838
Time, $100 and over	140,042
Other time	231,582

Total deposits	884,109
Federal funds purchased, repurchase agreements, and notes payable	85,207
Federal Home Loan Bank advances and other borrowings	34,895
Accrued interest payable	3,390
Other liabilities	7,917

Total liabilities	1,015,518

Shareholders' equity:
Preferred stock, no par value; 2,000,000 shares authorized	—
Common stock, $0.01 par value; 15,000,000 shares authorized; 11,111,281 shares issued	111
Paid in capital	54,147
Retained earnings	83,810
Accumulated other comprehensive income	2,750

140,818
Less: treasury stock, at cost, 267,783 shares	(4,825)

Total shareholders' equity	135,993

Total liabilities and shareholders' equity	$1,151,511

MAIN STREET TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

Year Ended December 31, 2001
(in thousands, except share data)
Interest income:
Loans and fees on loans	$55,280
Investments in debt and equity securities:
Taxable	13,831
Tax-exempt	2,347
Federal funds sold and interest bearing deposits	1,737

Total interest income	73,195

Interest expense:
Demand, savings, and other time deposits	23,586
Time deposits $100 and over	5,245
Federal funds purchased, repurchase agreements, and notes payable	2,550
Federal Home Loan Bank advances and other borrowings	2,217

Total interest expense	33,598

Net interest income	39,597
Provision for loan losses	2,670

Net interest income after provision for loan losses	36,927

Non-interest income:
Remittance processing	7,187
Trust and brokerage fees	5,227
Service charges on deposit accounts	2,217
Securities transactions, net	110
Gain on sales of mortgage loans, net	828
Other	1,532

Total non-interest income	17,101

Non-interest expense:
Salaries and employee benefits	17,761
Occupancy	2,297
Equipment	3,405
Data processing fees	1,943
Office supplies	1,535
Service charges from correspondent banks	885
Reconciliation liability	(2,500)
Other	4,795

Total non-interest expense	30,121

Income before income taxes	23,907
Income taxes	7,736

Net income	$16,171

Per share data:
Basic earnings per share	$1.48
Weighted average shares of common stock outstanding	10,930,736
Diluted earnings per share	$1.45
Weighted average shares of common stock and dilutive potential common shares outstanding	11,138,290

Plans or Proposals

        Except as described in this document, we currently have no plans, proposals, or negotiations that relate to or would result in:

  •
  any extraordinary transaction (such as a merger, reorganization or liquidation) involving Main Street Trust or any of our subsidiaries;

  •
  any purchase, sale, or transfer of a material amount of the assets of Main Street Trust or any of our subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of, Main Street Trust;

  •
  any change in our present board of directors or management (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

  •
  any other material change in our corporate structure or business;

  •
  our common stock to cease to be authorized to be quoted on the OTC Bulletin Board;

  •
  our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934;

  •
  the acquisition by any person of additional securities of Main Street Trust, or the disposition of securities of Main Street Trust; or

  •
  any changes in our articles of incorporation or bylaws or other actions that could impede the acquisition of control of Main Street Trust.

Past Contacts, Transactions, Negotiations and Agreements

        August C. Meyer, Jr. and certain related entities, David J. Downey, George T. Shapland, Gregory B. Lykins and Van A. Dukeman are parties to a Second Amended and Restated Shareholders' Agreement. This agreement was entered into at the time of the merger of BankIllinois Financial Corporation and First Decatur Bancshares, Inc. and restricts the purchase and sale by the parties of Main Street Trust's common stock.

        The parties to this shareholders' agreement, who collectively own beneficially 3,276,516 shares, or 29.2 percent of our outstanding common stock, may not make voluntary transfers of their shares of our stock except for transfers to each other, family transfers, certain pledges, certain open market sales and certain sales to bona fide purchasers. Parties to the agreement are permitted to sell shares on the open market, but only after the non-transferring parties have elected not to exercise a right of first refusal to purchase the shares. In the event any party to the agreement purchases shares from any third party, the purchasing shareholder must allow the other parties the right to purchase a proportionate amount of such shares. In addition, involuntary transfers occurring upon death are permitted. The agreement will terminate in 2008, unless otherwise terminated by the parties.

        The trustee of the Main Street Trust, Inc. Profit Sharing Plan votes the shares held in the plan in accordance with the instructions of the plan participants.

        Other than the arrangements described above, Main Street is not aware of any other agreement, arrangement or understanding, whether or not legally enforceable, between Main Street Trust (or any executive officer or director of Main Street Trust) and any other person with respect to any securities of Main Street Trust.

Section 10.    Information about our Directors, Executive Officers and Controlling Shareholders

Securities Ownership

        The following table sets forth certain information regarding Main Street Trust's common stock beneficially owned on February 28, 2002 with respect to all persons known to us to be the beneficial owner of more than five percent of the common stock, each director and nominee and all directors and executive officers of Main Street Trust as a group.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Nominees
David J. Downey(2)	370,640	3.3%
Van A. Dukeman(3)	225,137	2.0%
Larry D. Haab(4)	19,968	*
Frederic L. Kenney(5)	51,130	*
Gregory B. Lykins(6)	460,424	4.1%
John W. Luttrell(7)	81,066	*
August C. Meyer, Jr.(8)	1,851,465	16.5%
Gene A. Salmon	119,986	1.1%
George T. Shapland	368,850	3.3%
Thomas G. Sloan	55,085	*
Roy V. VanBuskirk	57,180	*
Phillip C. Wise(9)	9,554	*
H. Gale Zacheis(10)	25,024	*
Named Executive Officers
David B. White	29,739	*
All directors and executive officers as a group(11) (14 persons)	3,725,248	32.7%

*
Less than one percent.

(1)
The information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Pursuant to the rules of the Securities and Exchange Commission, shares obtainable through the exercise of options which are currently exercisable, or which will become exercisable within 60 days of the date of the information contained in this table, are included as beneficially owned. The number of shares obtainable through options and included in this table are as follows: 25,357 shares for Messrs. Downey, Salmon and Shapland; 10,762 shares for Messrs. Haab, Kenney, Sloan and Zacheis; 37,849 shares for Mr. Luttrell; 20,253 shares for Mr. VanBuskirk; 15,392 shares for Mr. Meyer; 1,550 shares for Mr. Wise; 10,535 shares for Mr. White; and 5,697 shares for Messrs. Dukeman and Lykins. Each director and officer has no voting and sole investment power over such shares. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over such shares.

(2)
Includes 187 shares owned by Mr. Downey's spouse over which Mr. Downey has shared voting and investment power.

(3)
Includes 2,866 shares owned by Mr. Dukeman's spouse over which Mr. Dukeman has shared voting and investment power.

(4)
Includes 2,707 shares owned by Mr. Haab's spouse over which Mr. Haab has shared voting and investment power.

(5)
Includes 29,208 shares owned by Mr. Kenney's spouse over which Mr. Kenney has shared voting and investment power; 1,804 shares owned jointly with Mr. Kenney's spouse over which Mr. Kenney has shared voting and investment power; and 2,097 shares held by Mr. Kenney's minor children over which Mr. Kenney has shared voting and sole investment power.

(6)
Includes 4,209 shares owned by Mr. Lykins' spouse over which Mr. Lykins has shared voting and investment power.

(7)
Includes 10,653 shares owned by Mr. Luttrell's spouse over which Mr. Luttrell has shared voting and investment power.

(8)
Includes 1,758,112 shares held in certain trusts for which Mr. Meyer serves as trustee and is the beneficiary and 67,996 shares held by a limited partnership in which Mr. Meyer is a general partner. Mr. Meyer exercises sole voting and investment power over such shares. Mr. Meyer disclaims beneficial ownership over all such shares.

(9)
Includes 3,610 shares owned jointly with Mr. Wise's spouse over which he has shared voting and investment power.

(10)
Includes 1,082 shares held by Mr. Zacheis' spouse over which Mr. Zacheis has shared voting and investment power.

(11)
Includes 216,092 total shares obtainable through the exercise of options which are currently exercisable.

        There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of Main Street's directors or executive officers have been selected for their respective positions. Mr. Luttrell, currently a director, has chosen not to seek re-election to the board of directors, and he will therefore cease to be a director on May 14, 2002, at which time the size of our board will decrease from 13 to 12 members. Mr. Luttell has agreed to serve as chairman emeritus so that we can continue to benefit from his experience in an advisory capacity.

        Our proxy statement for our annual meeting of shareholders to be held on May 14, 2002, which was distributed to shareholders on April 12, 2002, described transactions in which we have engaged with our executive officers, directors and their associates, some of which are continuing in nature. To our knowledge, except as described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q or the portions of our proxy statement incorporated in this document, none of our directors or executive officers has entered into or proposed or received any proposed material agreements or arrangements with respect to Main Street Trust, and, except for their interest in our securities, as described above, and the shareholders agreement described in Section 9, none of them is a party to any contract, understanding, relationship or arrangement with respect to our securities.

        To our knowledge, none of our directors, executive officers or controlling shareholders has engaged in any transaction within the past 60 days with respect to any of our securities except in connection with our stock compensation plans. Shares are purchased in the open market by the trustee administering the Main Street Trust, Inc. Profit Sharing Plan.

        We have been advised by our officers, directors, and affiliates that they do not intend to tender any shares of common stock pursuant to this offer.

Section 11.    Source and Amount of Funds

        Assuming that we purchase the maximum of 1,200,000 shares pursuant to our offer at the purchase price of $23.00 per share, the total amount of funds required to purchase these shares pursuant to our offer is $27,600,000.00. We expect the fees and expenses applicable to our offer to be approximately an additional $200,000.00. We anticipate that all of the funds necessary to pay such amounts will be provided from dividends paid to us by our subsidiaries.

Section 12.    Recent Transactions in our Shares

        Since February 1, we have repurchased approximately 32,658 shares of our common stock with prices ranging from $18.50 to $18.85 in privately negotiated and open market transactions. To our knowledge, there have been no transactions in our common stock by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this document except as described in Section 10.

Section 13.    Material Federal Income Tax Consequences

General

        The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Code. Main Street Trust has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

        Each shareholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that shareholder tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

Characterization of the Surrender of Shares Pursuant to the Offer

        The surrender of shares by a shareholder to us pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under Section 302 of the Code, the surrender of shares by a shareholder to us pursuant to the offer will be treated as a "sale or exchange" of such shares for United States federal income tax purposes (rather than as a distribution by us with respect to the shares held by the tendering shareholder) if the receipt of cash upon surrender (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in Main Street Trust, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below).

        If any of the above three tests is satisfied, and the surrender of the shares is therefore treated as a "sale or exchange" of such shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the shares surrendered pursuant to the offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

        If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by us with respect to the shareholder's shares in an amount equal to the cash received by the shareholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of our current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the shares, and then as gain from the sale or exchange of the shares. If a shareholder is treated as having received a distribution by Main Street Trust with respect to his or her shares, the shareholder's tax basis in his or her remaining shares will generally be adjusted to take into account the shareholder's return of basis in the shares tendered.

Constructive Ownership

        In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the shares that are actually owned by the shareholder, but also shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the shareholder has the right to acquire by exercise of an option or by conversion.

Proration

        Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code.

Section 302 Tests

        Generally, the receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares in Main Street Trust actually and constructively owned by the shareholder immediately following the surrender of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the sale of shares pursuant to the offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

        The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder owns no shares in Main Street Trust either actually or constructively immediately after the shares are surrendered pursuant to the offer, or (ii) the shareholder actually owns no shares in Main Street Trust immediately after the surrender of shares pursuant to the offer and, with respect to shares constructively owned by the shareholder immediately after the offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. A director, officer or employee of Main Street Trust is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Code.

        Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's surrender of shares pursuant to the offer results in a "meaningful reduction" in the shareholder's interest in Main Street Trust. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

Corporate Shareholder Dividend Treatment

        If a sale of shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% or more of the dividend under Section 243 of the Code, subject to other applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Code, which disallows a dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the dividends-received deduction may be reduced.

        In addition, amounts received by a corporate shareholder pursuant to this offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. The "extraordinary dividend" rules of the Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to this offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

Additional Tax Considerations

        The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain" (i.e., the excess of net long-term capital gains over net short-term capital losses) for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year (currently 20 percent or less).

        Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any of our shares pursuant to the offer.

Foreign Shareholders

        We will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the offer to a foreign shareholder or his or her agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which from sources without the United States is effectively connected with the conduct of a trade or business within the United States, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and we withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

        Backup Withholding.    See Section 2 with respect to the application of the United States federal income tax backup withholding.

        The tax discussion set forth above is included for general information only and may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with us. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering shareholder. No information is provided herein to the state, local or foreign tax consequences of the transaction contemplated by the offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

Section 14.    Effect of the Offer on the Market for our Shares; Registration under the Securities Exchange Act of 1934

Effect of the Offer

        As of April 16, 2002, there were 11,192,040 shares of our common stock outstanding. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of Main Street Trust common stock. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the published guidelines of the OTC Bulletin Board, we believe that, following our purchase of shares pursuant to this offer, our remaining shares of common stock will continue to qualify to be quoted on the OTC Bulletin Board. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if following the offer our common stock would not qualify to be quoted on the OTC Bulletin Board.

Registration under the Securities Exchange Act of 1934

        The shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that Main Street Trust furnish certain information to its shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of Main Street Trust's shareholders. Main Street Trust believes that our purchase of shares pursuant to our offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the Securities Exchange Act of 1934. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result in the common stock being held of record by fewer than 300 persons. As of April 16, 2002, there were approximately 746 holders of shares of our common stock.

Section 15.    Legal Matters; Regulatory Approvals

Legal Matters

        We are not aware of any license or regulatory permit that appears to be material to our business and that is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that it is required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

Bank Regulatory Matters

        As a registered bank holding company, Main Street Trust is subject to the supervision and regulation of the Federal Reserve Board. Because we are (and upon completion of the offer will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we do not require the approval of the Federal Reserve Board in order to complete the proposed tender offer.

        The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as Main Street Trust without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our common stock, such shareholder may be required to reduce its ownership interest in Main Street Trust or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the tender offer.

Section 16.    Cancellation, Extension, Termination and Amendment

        We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof. There can be no assurance, however, that we will exercise our right to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that such shares may be withdrawn as set forth in Section 4. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, by giving oral or written notice of such termination to the depositary and making a public announcement thereof, and (ii) at any item, or from time to time, to amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any extension, termination or amendment, we shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any public announcement, other than by making a release to PRNewswire, Business Wire, Dow Jones News Service or another comparable news service, except in the case of an announcement of an extension of the offer, in which case we shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Champaign, Illinois time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Securities and Exchange Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue to be extended for at least ten business days from the time we publish, send or give to holders of shares a notice that we will (a) increase or decrease the price we will pay for our shares or (b) increase (except for an increase not exceeding 2% of our outstanding shares) or decrease the number of shares we seek.

        For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Champaign, Illinois time.

Section 17.    Fees and Expenses

        Keefe, Bruyette & Woods will act as the dealer manager and information agent for Main Street Trust in connection with this offer. Keefe, Bruyette & Woods, as information agent, may contact shareholders by mail, telephone, facsimile, other electronic means and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to this offer to beneficial owners. Main Street Trust has agreed to pay Keefe a financial advisory fee of $25,000 and a fee as dealer manager equal to (a) $0.06 per share for shares tendered up to 500,000 shares, (b) $0.08 per share for shares purchased pursuant to this offer greater than 500,000 and less than 1,000,000 shares, and (c) $0.10 per share for any shares greater than 1,000,000 shares purchased pursuant to this offer. Keefe will also be reimbursed for certain out-of-pocket expenses. Keefe will also be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with this offer.

        Main Street Trust will reimburse BankIllinois for out-of-pocket expenses in connection with acting as our depositary in the offer, and will indemnify the depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

        No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies, other than fees to the parties described above, for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. Brokers, dealers, commercials banks and trust companies will, upon request, be reimbursed by Main Street Trust for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Section 18.    Where You Can Find Additional Information

        We are subject to the information and reporting requirements of the Securities and Exchange Act of 1934, and in accordance with such laws we file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the Securities and Exchange Commission certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the Securities and Exchange Commission: 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Section 19.    Miscellaneous

        No person has been directly or indirectly employed or retained by, or is to be compensated by, Main Street Trust to make recommendations in connection with our offer. We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this document or in the related letter of transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer to purchase shares of common stock is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

        Main Street Trust is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If Main Street Trust becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, Main Street Trust will make a good faith effort to comply with such law. If, after such good faith effort, Main Street Trust cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

                      MAIN STREET TRUST, INC.

April 23, 2002

        The dealer manager/information agent for the offer is:

  KEEFE, BRUYETTE & WOODS, INC.
  211 Bradenton Drive
  Dublin, Ohio 43017-5034
  Telephone: (877) 298-6520 (toll free)

        Any questions concerning tender procedures or requests for additional copies of this offer, the letter of transmittal, notice of guaranteed delivery or other tender offer materials may be directed to the dealer manager/information agent.

        The depositary for the offer is:

BANKILLINOIS
By Mail, By Overnight Courier Or By Hand	By Facsimile
100 West University Avenue Champaign, Illinois 61820 Attn: Stock Transfer Department	(217) 351-6651

        Any questions concerning tender procedures may be directed to the depositary at (800) 500-9891.

QuickLinks

Table Of Contents
  Section 1. Number of Shares; Priority of Purchases; Odd Lots; Proration
  Section 2. Procedure for Tendering Shares
  Section 3. Purpose of the Offer; Certain Effects of the Offer
  Section 4. Withdrawal Rights
  Section 5. Purchase of Shares and Payment of the Purchase Price
  Section 6. Conditional Tender of Shares
  Section 7. Certain Conditions of the Offer
  Section 8. Share, Trading Price and Dividend Information
  Section 9. Information about Main Street Trust
MAIN STREET TRUST, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
MAIN STREET TRUST, INC. AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENT
  Section 10. Information about our Directors, Executive Officers and Controlling Shareholders
  Section 11. Source and Amount of Funds
  Section 12. Recent Transactions in our Shares
  Section 13. Material Federal Income Tax Consequences
  Section 14. Effect of the Offer on the Market for our Shares; Registration under the Securities Exchange Act of 1934
  Section 15. Legal Matters; Regulatory Approvals
  Section 16. Cancellation, Extension, Termination and Amendment
  Section 17. Fees and Expenses
  Section 18. Where You Can Find Additional Information
  Section 19. Miscellaneous